Exhibit 1

AMENDED AND RESTATED EXCLUSIVE PLACEMENT AGENCY AGREEMENT

This Amended and Restated Placement Agency Agreement (this “Agreement”) is made as January 26, 2021 between Seismic Capital Company, a Delaware corporation (the “Company”), and C2M Securities, LLC, a Virginia limited liability company (the “Placement Agent”).

Preliminary Statement

The Company and the Placement Agent (together, the “Parties”) entered into an Exclusive Placement Agency Agreement dated November 13, 2020 (the “Original Agreement”).

The Parties desire to amend and restate the Original Agreement in response to comments from, and to comply with Rule 5110 of, the Financial Industry Regulatory Authority (“FINRA”) concerning the compensation payable to the Placement Agent.

The Placement Agent and the Company agree:

1. Engagement of Placement Agent. The Company hereby engages Placement Agent, and Placement Agent hereby accepts such engagement, to act as the Company’s exclusive Placement Agent with respect to sales by the Company in an offering pursuant to Regulation A+ (the “Offering”) under the Securities Act of 1933, as amended (the “Securities Act”) for up to $49,000,000 of the Company’s Common Stock (the “Securities”). One or more closings for the purchase and sale of the Securities (each, a “Closing”) shall be conducted from time to time at the request of the Company, subject to certain conditions to closing established by the Placement Agent and the Company and annexed hereto as an appendix to this Agreement.

2. Offering Procedures. Placement Agent will introduce the Company to investors who Placement Agent reasonably believes satisfy the eligibility requirements under the applicable rules and regulations of Regulation A+, state securities laws and such suitability criteria as may be established by the Company (if any) to participate in the Offering (the “Offerees”).

3. Placement Agent’s Compensation. In consideration for the services rendered by Placement Agent hereunder, the Company shall pay the Placement Agent, upon the distribution of funds from the escrow account established for the Offering in connection with each Closing for the issuance and sale of the Securities, in accordance with written wire transfer payment instructions from the Placement Agent:

(i) Cash compensation equal to one percent (1%) of the gross proceeds of the Offering for Executing Broker Services. Additionally, the following percentages of the aggregate subscription proceeds originated by a broker-dealer registered with the Securities and Exchange Commission and the Financial Regulatory Authority which introduces investors who invest in the Offering (an “Introducing Broker-Dealer”), including the Placement Agent (the “Other Proceeds”), shall be payable in cash to such Introducing Broker-Dealer provided that the Introducing Broker-Dealer introduces an Introduced Investor as defined directly below:

•	If Introduced Investor raises between $0 and $30mm, seven percent (7%) of the Other Proceeds.
•	If Introduced Investor raises more than $30mm and up to $40mm, seven and one half percent (7.5%) of the Other Proceeds for the entire raise (including the $0-$30mm portion)

•	If Introduced Investor raises more than $40mm, eight percent (8%) of the Other Proceeds for the entire raise (including the $0-40mm portion).

“Introduced Investor” means an investor introduced to the Offering by an Introducing Broker-Dealer, who purchases shares pursuant to the Offering.

4. Certain Matters Relating to Placement Agent’s Duties.

(a) Placement Agent’s responsibilities shall be limited to introducing potential investors to the Company. Placement Agent shall act as the Company’s placement agent for soliciting offers to purchase the Securities. In performing its responsibilities hereunder, the Placement Agent shall not use any offering materials other than the Offering Circular, Subscription Agreement and any Offering Questionnaire and/or similar documents provided to Placement Agent by the Company and other documents authorized by the Company permitted under applicable federal and state securities laws (collectively, the “Offering Materials”). Placement Agent shall have no responsibility for fulfilling any SEC reporting or filing requirements, or fulfilling the filing obligations or other requirements applicable to the offer and sale of the Company’s securities under state securities or blue-sky laws as relates to the Company, but Placement Agent agrees to provide the Company with reasonable assistance related to any registration, qualification or other requirements of applicable securities laws and other regulatory matters, upon request of the Company.

(b)  Placement Agent agrees to introduce the Company to Offerees only in states in which Placement Agent has been advised by the Company that offers and sales of the Securities can he legally made by the Company.

(c)	Placement Agent shall perform its duties hereunder in a manner consistent with the instructions of the Company. Such performance shall include the delivery to each Offeree the Offering Materials. Placement Agent shall maintain a copy of any written information it obtains regarding the suitability of each Offeree. Placement Agent shall use only the Offering Materials in introducing Offerees to the Company. The Company shall, promptly following execution of this Agreement, provide Placement Agent with a written list of any prospective Offerees the Company does not want Placement Agent to contact. Placement Agent agrees to not contact the persons on such list, and Placement Agent shall not be entitled to the compensation set forth in Section 3 with respect to any investment made by such persons in the Securities. The Placement Agent shall not have any liability with respect to the information set forth in the Offering Circular, except to the extent specifically furnished to the Company for inclusion in the Offering Circular.

(d) Placement Agent is and will hereafter act as an independent contractor and not as an employee of the Company and nothing herein shall be interpreted or construed to create any employment, partnership, joint venture, or other relationship between Placement Agent and the Company. Placement Agent will not hold itself out as having, and will not state to any person that Placement Agent has, any relationship with the Company other than as an independent contractor. Placement Agent shall have no right or power to find or create any liability or obligation for or in the name of the Company or to sign any documents on behalf of the Company.

5. Termination of Agreement. Either party may terminate this Agreement by notifying the other in writing upon a material breach by that other party, unless such breach is curable and is in fact cured within 15 days after such notice. This Agreement will otherwise terminate upon completion or termination of the Offering. In addition, the Company may terminate this Agreement, for any or no reason, following 15 days after the date hereof upon written notice to Placement Agent, but all provisions hereof other than Sections 1, 2, 4, 5, the last sentence of this Section 5, Section 6 and Section 11 shall survive the termination with respect to Offerees that Placement Agent introduces to the Company before any termination with respect to the Offering.

Placement Agent shall be entitled to compensation under Section 3 based on investments made by such Offerees prior to the termination of this Agreement or at any time within one year thereafter; provided that if Company sells any of its securities to an Offeree introduced by Placement Agent within one year of termination of this Agreement, Placement Agent shall be entitled to fees based upon the sale of the securities purchased and the exercise, exchange or conversion of any derivative securities purchased by that Offeree or any permitted assignee of such Offeree within such one-year period, regardless of when exercised, exchanged or converted.

6. Indemnification.

(a)	Indemnification and Contribution by the Company

(i)	The Company agrees to defend, protect, indemnify and hold harmless the Placement

Agent, any registered broker-dealer participating in the Offering, their respective affiliates and each person controlling the Placement Agent or such participating broker-dealers (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Placement Agent and participating broker-dealers, their respective affiliates and each such controlling person (the Placement Agent, participating broker-dealers and each such entity or person. an “Agent Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Agent Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Agent Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Agent Indemnified Person in investigating, preparing, pursuing or defending any actions, causes of action, suits or claims (collectively, “Actions”), whether or not any Agent Indemnified Person is a party thereto, (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the Offering Memorandum, as the same may be amended or supplemented, or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Agent Indemnified Person pursuant to this Agreement, the transactions contemplated hereby or any Agent Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Agent Indemnified Person that are finally judicially determined to have resulted solely from such Agent Indemnified Person's (x) gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Units in the Offering which were not authorized for such use by the Company and which use constitutes gross negligence or willful misconduct. The Company also agrees to reimburse each Agent Indemnified Person for all Expenses as they are incurred in connection with enforcing such Agent Indemnified Person's rights under this Agreement.

(ii) Upon receipt by an Agent Indemnified Person of actual notice of an Action against such Agent Indemnified Person with respect to which indemnity may be sought under this Agreement, such Agent Indemnified Person shall promptly notify the Company in writing; provided that failure by any Agent Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Agent Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to such Placement Agent, which counsel may also be counsel to the Company. Any Agent Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Agent Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Agent Indemnified Person and the Company, and such Agent Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Agent Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Agent Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Agent Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Agent Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(iii) In the event that the foregoing indemnity is unavailable to an Agent Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Agent Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Placement Agent and any other Agent Indemnified Person, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Placement Agent and any other Agent Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Agent Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Placement Agent pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Placement Agent on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to the Placement Agent under this Agreement.

(iv) The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Agent Indemnified Person's services under or in connection with, this Agreement.

(v)          Each registered broker-dealer participating in the Offering, its controlling persons and their respective affiliates, directors, officers, agents, employees, successors and assigns shall be express third party beneficiaries of this Section 8 of this Agreement.

(b)	Indemnification and Contribution by the Placement Agent.

(i)           The Placement Agent shall indemnify and defend the Company, the Manager, and their respective affiliates, directors, officers, employees, agents, consultants, attorneys, accountants and other representatives (each a “Company Indemnified Person”) and shall hold each Company Indemnified Person harmless, to the fullest extent permitted by law, from and against any and all claims, liabilities, losses, damages and expenses (including reasonable attorney’s fees and costs), as they are incurred, in connection with the Offering, resulting from the indemnifying party’s negligence, bad faith or willful misconduct in connection with the Offering, any violation by the indemnifying party (not caused by a Company Indemnified Person) of Federal or state securities laws in connection with the Offering, or any breach by the indemnifying party of this Agreement.

(ii) In case any litigation or proceeding shall be brought against any Company Indemnified Person under this section, the indemnifying party shall be entitled to assume the defense of such litigation or proceeding with counsel of the indemnifying party’s choice at its expense (in which case the indemnifying party shall not be responsible for the fees and expenses of any separate counsel retained by such Company Indemnified Person, except in the limited circumstances described below in this section); provided, however, that such counsel shall be reasonably satisfactory to the Company Indemnified Person. Notwithstanding the indemnifying party’s election to assume the defense of such litigation or proceeding (i) such Company Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and (ii) the indemnifying party shall bear the reasonable fees, costs and expenses of separate counsel if (but only if) the use of counsel selected by the indemnifying party to represent such Company Indemnified Person would present such counsel with a conflict of interest under applicable laws or rules of professional conduct.

7. Notices. Any notice, consent, authorization or other communication to be given hereunder shall be in writing and shall be deemed duly given and received when delivered personally, when transmitted by electronic mail, and five days after being mailed by first class mail, or one day after being sent by a nationally recognized overnight delivery service, charges and postage prepaid, properly addressed to the party to receive such notice, at the following physical address and email address for such party (or at such other address as shall hereafter be specified by such party by like notice):

(a)	If to the Company, to:
SEISMIC CAPITAL COMPANY
Address: 11271 Ventura Blvd., #479, Studio City CA 91064
Attn: Steven Weinstein, CEO Email: spw@seismic.company
Yann Geron, Senior Vice President Email: yg@seismic.company

(b)	If to the Placement Agent, to:
C2M Securities, LLC
7315 Three Chopt Rd.
Richmond VA 23226
Attention: Victor MacLaughlin

8. Company to Control Transactions. The prices, terms and conditions under which the Company shall offer or sell any Securities shall be determined by the Company in its sole discretion. The Company shall have the authority to control all discussions and negotiations regarding any proposed or actual offering or sale of Securities. Nothing herein shall obligate the Company to actually offer or sell any Securities or consummate any transaction. The Company may terminate any negotiations or discussions at any time and may cease any offering or sale of Securities. Compensation pursuant hereto shall he paid to Placement Agent only in the event of an actual Closing of the Offering to an Offeree introduced by Placement Agent.

9. Confidentiality of Company Information. Placement Agent, and its officers, directors, employees and agents shall maintain in strict confidence and not copy, disclose or transfer to any other party (a) all confidential business and financial information regarding the Company and its affiliates, including without limitation, projections, business plans, marketing plans, product development plans, pricing, costs, customer, vendor and supplier lists and identification, channels of distribution, and terms of identification of proposed or actual contracts and (b) all confidential technology of the Company. In furtherance of the foregoing, Placement Agent agrees that it shall not transfer, transmit, distribute, download or communicate, in any electronic, digitized or other form or media, any of the confidential technology of the Company. The foregoing is not intended to preclude the Placement Agent from utilizing, subject to the terms and conditions of this Agreement, the Offering Materials or other documents prepared or approved by the Company for use in the Offering.

All communications regarding any possible transactions, requests for due diligence or other information, requests for facility tours, product demonstrations or management meetings, will be submitted or directed to the Company, and Placement Agent shall not contact any employees, customers, suppliers or contractors of the Company or its affiliates without express permission. Nothing herein shall constitute a grant of authority to Placement Agent or any representatives thereof to remove, examine or copy any particular document or types of information regarding the Company, and the Company shall retain control over the particular documents or items to be provided, examined or copied. If the Offering is not consummated, or if at any time the Company so requests, Placement Agent and its representatives will return to the Company all copies of information regarding the Company in their possession.

The provisions of this Section shall survive any termination hereof.

10. Press Releases, Etc. The Company shall control all press releases or announcements to the public, the media or the industry regarding any offering, placement, transaction or business relationship involving the Company or its affiliates; provided that the Company shall furnish the Placement Agent with drafts of any such press releases or announcements a reasonable period of time prior to release or distribution and give due consideration to any comments thereon submitted to the Company prior to the release or distribution thereof, except that the Company shall not use the name of the Placement Agent in a manner in which the Placement Agent objects in writing. . Except for communication to Offerees in furtherance of this Agreement and the provision of the Offering Materials, Placement Agent will not disclose the fact that discussions or negotiations are taking place concerning a possible transaction involving the Company, or the status or terms and conditions thereof. Notwithstanding the foregoing, the Company agrees to issue a press release prior to the opening of the market on the business day following the Company’s receipt of executed agreements binding Offerees to purchase Securities in at least the amount of the minimum Offering (if there is any such minimum) setting forth the material terms of the Offering.

11.	Expenses, Etc.

(a)  Accountable Expenses. The Company shall pay or reimburse the Placement Agent for the following expenses, which shall be refunded to the Company to the extent not incurred:

(i)	reasonable travel and related expenses incurred in connection its due diligence investigation of the Company and for reasonable expenses related to road-show and other events at which presentations are made to investors to solicit interest in the Offering, which expenses in the aggregate shall not exceed $10,000, provided that any expense in excess of $1,500 shall require pre-approval by an authorized officer of the Company.

(ii)	$5,000 for the counsel fees incurred by the Placement Agent in connection with the Offering.

(iii)	The Company shall also pay C2M Consulting $7,000 pursuant to a Consulting Agreement dated November 13, 2020 for expenses paid to unaffiliated third parties in connection with the Placement Agent’s due diligence investigation of the Company, provided that to the extent such amount is not expended in full, it shall be refunded to the Company.

(b) Non-Accountable Expense Allowance: The Company shall pay the Placement Agent $10,500 as a non-accountable expense allowance.

Placement Agent hereby confirms receipt of $22,500 from Company as payment in full for the amounts referenced above in Section 11(a)(ii), Section 11(a)(iii) and Section11(b).

Except a specifically stated in Section 3 or this Section 11 of this Agreement, Placement Agent shall be exclusively responsible for any compensation, fees, commissions or payments of its employees, agents, representatives, co-Placement Agents or other persons or entities utilized by it in connection with its activities on behalf of the Company, and Placement Agent will indemnify and hold harmless the Company and its affiliates from the claims of any such persons or entities.

12. Covenants of the Company. The Company will provide Placement Agent for delivery to all offerees and purchasers and their representatives any additional information, documents and instruments which Placement Agent shall deem necessary to comply with the rules, regulations and judicial and administrative interpretations in those states and jurisdictions where the Securities are to be offered for sale or sold. The Company will file all post-Offering forms, documents or materials and take all other actions required by states in which the Securities have been offered or sold. Placement Agent will not make offers or sales of the Securities in any jurisdiction in which the Securities have not been qualified or registered or are not exempt from such qualification or registration.

(a) Reg. A Compliance. The Company will comply in all respects with the terms and conditions of Reg. A applicable state securities laws with respect to the Offering and the sale of the Securities.

(b) Due Diligence Materials. The Company shall provide Placement Agent copies of all information provided to all prospective offerees and copies of all documents pertaining to the closing and sale of Securities. Additionally, the Company shall provide Placement Agent copies of any documentation reasonably requested by the Placement Agent.

(c) Background Investigation. The Company shall deliver authorization (s) to have background investigations conducted by an outside third party on officers, directors, principal shareholders, promoters and other individuals or entities participating in the Offering, as determined by Placement Agent.

(d) Public Information. The Company acknowledges that all information regarding their officers, directors and principal shareholders have been filed with all appropriate regulatory agencies and are of public record. The Company agrees to provide Placement Agent with any material differences that have not been filed.

13. Compliance with Laws. Placement Agent represents and warrants that it is a duly registered broker/dealer and in good standing with the SEC, FINRA and the State of MI and has and shall maintain such registrations as well as all other necessary licenses and permits to conduct its activities under this Agreement, which it shall conduct in compliance with applicable federal and state laws relating to a private placement under Regulation D of the 1933 Act. Placement Agent represents that it is not a party to any other agreement which would conflict with or interfere with the terms and conditions of this Agreement.

14. Assignment Prohibited. No assignment of this Agreement shall be made without the prior written consent of the other party.

15. Amendments. Neither party may amend this Agreement or rescind any of its existing provisions without the prior written consent of the other party.

16. Governing Law. This Agreement shall be deemed to have been made in the State of New York and shall be construed, and the rights and liabilities determined, in accordance with the law of the State of New York, without regard to the conflicts of laws rules of such jurisdiction.

17. Waiver. Neither Placement Agent’s nor the Company’s failure to insist at any time upon strict compliance with this Agreement or any of its terms nor any continued course of such conduct on their part shall constitute or be considered a waiver by Placement Agent or the Company of any of their respective rights or privileges under this Agreement.

18. Severability. If any provision herein is or should become inconsistent with any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter hereof, such provision shall be deemed to be rescinded or modified in accordance with such law, rule or regulation. In all other respects, this Agreement shall continue to remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and will become effective and binding upon the parties at such time as all of the signatories hereto have signed a counterpart of this Agreement. All counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. Each of the parties hereto shall sign a sufficient number of counterparts so that each party will receive a fully executed original of this Agreement.

20. Entire Agreement. This Agreement and all other agreements and documents referred herein constitute the entire agreement between the Company and Placement Agent., and supersedes and replaces the Original Agreement. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any party hereto to any other party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated Agreement.

21. Arbitration. The parties agree that this Agreement and all controversies which may arise between Placement Agent and the Company, whether occurring prior, on or subsequent to the date of this Agreement, will be determined by JAMS, expedited, single-arbitrator arbitration, in New York, New York. The parties understand that:

(a) Arbitration is final and binding on the parties. Judgment on the award may be entered in any court having jurisdiction.

(b) The parties are waiving their right to seek remedies in court, including the right to a jury trial.

(c)  Pre-arbitration discovery is generally more limited than and different from court proceedings.

(d) The arbitrator’s award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification or rulings by the arbitrators is strictly limited.

Any forbearance to enforce an agreement to arbitrate will not constitute a waiver of any rights under this Agreement except to the extent stated herein.

IN WITNESS WHEREOF, being duly authorized, the parties hereby have executed this Agreement as of the date first above written.

C2M Securities, LLC

By:	/s/ Victor MacLaughlin
Victor MacLaughlin, CEO

SEISMIC CAPITAL COMPANY

By:	/s/ Steven Weinstein
Steven Weinstein
Its: CEO